UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 31, 2013

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

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Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2013, Authentidate Holding Corp. (the “Company”) elected Jeffrey A. Beunier to serve as a member of the Company’s Board of Directors (the “Board”), effective immediately. In connection with the appointment, the Board expanded the size of the Board to six directors. Subject to the terms of the Company’s agreement with Lazarus Investment Partners, LLLP as described below, Mr. Beunier will serve for an initial term expiring at the Company’s annual meeting of stockholders in 2014 and until his successor shall have been elected and qualified or until his earlier resignation or removal.

Mr. Beunier is the founder and principal of Open Choke Capital Management, LLC, established in June 2007 in Denver, Colorado, which provides consulting services to private and institutional investors as well as public companies focusing on energy related transactions, monetization strategies and strategic advisory assignments. Additionally, Mr. Beunier advised independent oil and gas operators on capital structure and funding sources since April 2009. Mr. Beunier co-founded Recovery Energy, Inc. in September of 2009, and Mr. Beunier fulfilled the role of Director, President, and Chief Executive Officer until May 2010, and Director, President, and Chief Financial Officer from May 2010 until April 2011. Mr. Beunier has also performed turnaround management and restructuring services in the energy sector on behalf of MorrisAnderson & Associates, a national restructuring firm. Previously, Mr. Beunier held managerial positions in connection with underwriting, structuring, and managing investment opportunities in the commercial, industrial and energy sectors. In March 2001, while working for KPMG, he became a licensed CPA. He became a Certified Insolvency Restructuring Analyst in 2007, and has passed Level 1 and Level 2 of the CFA exam. Mr. Beunier is 40 years of age and holds a Bachelors degree from the Pennsylvania State University where he majored in Accounting with a concentration in Finance and a minor in Real Estate. Mr. Beunier serves on the advisory board, and is a limited partner, of Lazarus Investment Partners, LLLP.

Mr. Beunier was elected to Board following his designation by Lazarus Investment Partners, LLLP pursuant to that certain Board Nomination and Observer Agreement dated September 25, 2012, as amended, between the Company and Lazarus Investment Partners (the “Board Agreement”). There is no other agreement or understanding between Mr. Beunier and any other person pursuant to which he was appointed to the Board. Under the terms of the Board Agreement, we granted Lazarus Investment Partners the right to appoint either an observer to our Board or to nominate an individual for election to our Board. In September 2013, we agreed to extend, until December 18, 2013, the period within which Lazarus Investment Partners may exercise its right to nominate an individual for election as a director. Under the Board Agreement, we agreed that if Lazarus Investment Partners nominates an individual for election to our Board, we shall promptly increase the size of the Board, appoint such nominee as a member of the Board and, subject to the terms of the Board Agreement, use our best efforts to include such nominee in the slate of nominees recommended for election as a director during the three year designation period, as defined under the Board Agreement; however, if Lazarus Investment Partners ceases to beneficially own at least 10.0% of our outstanding common stock, then their right to designate a director shall terminate automatically. The Board Agreement further provides that if a Board vacancy occurs during the designation period solely because of the death, disability, disqualification, resignation or removal of their designee, Lazarus Investment Partners shall be entitled to designate such person’s successor. Lazarus Investment Partners had previously appointed an observer to attend all meetings of our board in a non-voting capacity; however, effective with the election of Mr. Beunier to our Board, their right to maintain a Board observer expired.

Mr. Beunier is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Board is in the process of determining which committees Mr. Beunier shall serve upon, if any. As a non-employee director, Mr. Beunier will participate in the non-employee director compensation arrangements described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the Securities and Exchange Commission on September 26, 2013. In addition, it is expected that he will execute the Company’s standard form of non-employee director indemnification agreement. The form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 12, 2012 and is incorporated herein by reference.

Item 8.01	Other Events.

On October 30, 2013, the Company was notified by The Nasdaq Stock Market that, as a result of the Company’s common stock closing at $1.00 per share or more for a minimum of 10 consecutive trading days, from October 16, 2013 to October 29, 2013, it has regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Company issued a press release on October 31, 2013 regarding this matter and a copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is attached to this Form 8-K:

Exhibit No.	Description

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

	By:	/s/ O’Connell Benjamin
	Name:	O’Connell Benjamin
	Title:	Chief Executive Officer and President

Date: November 5, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release

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